UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — August 5, 2011

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 5, 2011, Envestnet, Inc. (“Envestnet”) announced that it had entered into a stock purchase agreement (the “Agreement”), dated August 5, 2011, with BNP Paribas Investment Partners USA Holdings Inc. (“BNPIP”) to acquire (the “Acquisition”) all of the outstanding shares of FundQuest Incorporated (“FundQuest”).

FundQuest provides managed account programs, overlay portfolio management, mutual funds, institutional asset management and investment consulting to registered investment advisors, independent advisors, broker-dealers, banks and trust organizations. The Boston-based firm had approximately $15 billion in assets under management and administration as of June 30, 2011.

Under the terms of the Stock Purchase Agreement, Envestnet will pay approximately $24.4 million in cash for all of the outstanding shares of FundQuest, subject to certain post-closing adjustments. Envestnet will fund the acquisition price with available cash. The acquisition is subject to customary closing conditions, including third-party and client consents, and is expected to be completed during the fourth quarter of 2011. Upon closing, the existing platform services agreement between Envestnet and FundQuest will be terminated. FundQuest’s assets are currently classified as assets under administration on the Envestnet platform. Upon closing of the acquisition, approximately $6 billion of FundQuest’s assets will be reclassified to assets under management for Envestnet.

The Stock Purchase Agreement contains customary representations and warranties. The representations and warranties contained in the Stock Purchase Agreement will generally survive until March 31, 2013. Pursuant to the Stock Purchase Agreement, following the consummation of the Acquisition, Envestnet is entitled to indemnification for, among other things, breaches of representations and warranties subject to a deductible and an aggregate cap.

The Stock Purchase Agreement also contains customary covenants and agreements, including, among other things, with respect to the operation of the business of FundQuest between the signing of the Stock Purchase Agreement and the closing of the Acquisition.

Either Envestnet or BNPIP may terminate the Stock Purchase Agreement if the closing does not occur by December 15, 2011.

The foregoing summary of the Stock Purchase Agreement and the Acquisition does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Stock Purchase Agreement, a copy of which will be filed as an exhibit to Envestnet’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011.

Item 7.01.	Regulation FD Disclosure.

On August 5, 2011, Envestnet issued a press release announcing the execution of the Stock Purchase Agreement referred to in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1    Press release, dated August 5, 2011, regarding the acquisition of FundQuest Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Shelly O’Brien
Shelly O’Brien
General Counsel and Corporate Secretary

Date: August 5, 2011